Exhibit 99.1

JOINT FILING AGREEMENT

Each of the undersigned agrees that (i) the statement on Schedule 13G relating to the Class A Common Stock, par value $0.0001 per share, of FAT Brands Inc. has been adopted and filed on behalf of each of them, (ii) all future amendments to such statement on Schedule 13G/A will, unless written notice to the contrary is delivered as described below, be jointly filed on behalf of each of them, and (iii) the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), apply to each of them.

This joint filing agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Exchange Act.

This joint filing agreement may be terminated with respect to the obligations to jointly file future amendments to such statement on Schedule 13G/A as to any of the undersigned upon such person giving written notice thereof to each of the other persons party hereto, at the principal office thereof.

This joint filing agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Date: March 8, 2022

HOT GFG LLC

By:	/s/ Rachel Serruya
	Name:	Rachel Serruya
	Title:	Sole Director and President

/s/ Rachel Serruya
RACHEL SERRUYA